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                                                                    Exhibit 99.1

April 27, 1999

         COHERENT, INC. COMPLETES ACQUISITION OF STAR MEDICAL TECHNOLOGIES

         Coherent, Inc. (Santa Clara, CA) (Nasdaq:COHR) announced today it has completed the acquisition of Star Medical Technologies, Inc. for $65 million in cash from Palomar Medical Technologies, Inc. (Lexington, MA) (Nasdaq: PMTI) and certain other Star employees. Star, based in Pleasanton, California, manufactures the highly successful and reliable LightSheer(TM)Diode Laser Systems.

         The laser hair removal market is currently the fastest growing area of the aesthetic market. Since the introduction of the LightSheer(TM) in March 1998, Star has shipped more than 350 units through the Coherent distribution network to customers worldwide. Star is a leader in the hair removal market and last week announced that the LightSheer(TM) Diode Laser System received clearance from the U.S. Food and Drug Administration to claim that it achieves "permanent hair reduction". This is the first such clearance to be granted to the new generation diode based technology. The LightSheer(TM)Laser Diode System is smaller in size than conventional systems, providing greater portability and ease of use for physicians.

         Bernard Couillaud, Coherent's President and Chief Executive Officer commented, "While we are excited about owning the rights to the LightSheer(TM) product, Star is not a one product company. We view Star as a semiconductor laser company with proven laser diode technology that can easily be applied into commercial and other medical markets. Star's proprietary technology will play a long-term strategic role in the expansion of our Semiconductor Group's laser diode markets. Star's stacking capabilities will broaden Coherent's laser diode markets to other medical applications, to material processing such as soldering, welding and thermal treating, laser pumping, and illuminators."

         As part of the transaction, Coherent is acquiring all the intellectual property related to Star's business, including four issued United States patents and a pending application relating to high power semiconductor laser diode arrays. Also, as part of the transaction, Coherent is licensed under the Anderson hair removal patent.

         The acquisition will be treated as a purchase. It is estimated that the results for the third fiscal quarter ending July 3, 1999 will include a one time In-Process R and D pre-tax and after tax charge of $16 million and $10.5 million ($.44 per diluted share), respectively. The remaining goodwill and other intangibles of approximately $51 million will be amortized over useful lives primarily ranging from 7 to 15 years.

         "Safe Harbor" Statement Under the Private Securities Litigation Reform Act : The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated


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with uncertainties related to currency adjustments, contract cancellations, manufacturing risks, competitive factors, uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are encouraged to refer to the risk disclosures described in the Company's reports on Form 10-K, 10-Q and 8-K, as applicable.

         Founded in 1966, Coherent, Inc. is a Standard & Poor's SmallCap 600 company and a world leader in the design and manufacture of lasers and systems for medical, scientific and commercial applications. Please direct any questions to Robert J. Quillinan, Executive Vice President and Chief Financial Officer at
(408) 764-4168. To receive a full text copy of this press release by fax, please call (877) 329-2647 or (877) FAX COHR.